Exhibit 10.79
December 5, 2008
Edward L. Larsen
Senior Vice President, Finance,
   Chief Financial Officer and Treasurer
c/o The Talbots, Inc.
One Talbots Drive
Hingham, MA 02043
Re:	Retirement Arrangements
Dear Ed:
          This letter is intended to confirm the agreements between you and The Talbots, Inc. (with its subsidiaries, “Talbots” or the “Company”) concerning your retirement from Talbots, which you have advised us will be on January 16, 2010 (“Retirement Date”), as well as your transition from the chief financial officer and other officer duties with Talbots, and the terms of your interim responsibilities with Talbots preceding your Retirement Date.
          Retirement Arrangement. This confirms that as of January 5, 2009 you will voluntarily relinquish your responsibilities as senior vice president, chief financial officer, treasurer and officer of Talbots (as well as your responsibilities and officer and committee positions in connection with Talbots subsidiaries and its affiliates, foundation and benefit plans and programs). From January 5, 2009 up through and ending on your Retirement Date, you will continue as a regular employee with Talbots, serving exclusively as special advisor to the CEO in connection with strategic initiatives and assisting the CFO’s transition.
          Compensation Arrangement from January 5, 2009 Until Your January 16, 2010 Retirement Date. In such capacity and during your continued employment hereunder, you will continue to receive your base salary at the rate currently in effect, continue to receive your customary health and welfare benefits and continue to participate in all customary benefit plans made available generally at the SVP level, including the qualified defined benefit pension plan, defined benefit Supplemental Executive Retirement Plan (“SERP”), Retirement Savings Voluntary Plan (“RSVP”), Supplemental Savings Plan (“SSP”), Company-paid term life insurance, long-term disability, Executive Auto Program, vacation pay accrual, and Deferred Compensation Plan (“DCP”), in each case subject to all terms and conditions therein and to such changes in or termination of any of the foregoing plans or arrangements as may hereafter be made by Talbots. In such position, however, you will not be entitled to new grants or programs under the annual incentive program, new grants pursuant to the equity incentive program under the ESBIP or any benefits under any severance agreement, plan or arrangement.
          Equity Awards. Your March 14, 2008 retention restricted stock grant (covering 21,000 shares) will vest in full on January 5, 2009, subject to your satisfaction of the terms of this agreement prior to such vesting date (including, without limitation, the Company’s receipt of a release of claims which is no longer subject to revocation).
          During your continued employment, your outstanding stock options, PARS and your March 14, 2008 restricted stock grant covering 29,600 shares (“2008 Restricted Stock Grant”) will continue to vest through your Retirement Date (or through any earlier employment termination as provided below).
          Provided you remain in Talbots employ up to your Retirement Date:
•	All of your then outstanding and unvested PARS grants and your then outstanding and unvested 2008 Restricted Stock Grant will continue to vest until the end of the 120-day period following your Retirement Date (on which date Talbots will be deemed to have exercised its repurchase option on any then unvested shares as set forth in the award agreement, and Talbots will thereafter pay you the $0.01 par value per share for the unvested shares covered by the outstanding PARS grants and the 2008 Restricted Stock Grant).

•	All of your then outstanding unvested stock options will terminate on your Retirement Date and all of your then outstanding vested stock options will continue to be exercisable until the earlier of three (3) years from your Retirement Date or the original expiration date of the option.
          Except as otherwise expressly provided in this retirement agreement, your outstanding stock options, restricted stock awards and PARS awards will be governed by and subject to the terms and conditions of such equity awards.
          On the vesting of any of the above PARS and restricted stock grants, the Company is authorized and directed to withhold a sufficient number of vested shares upon such vesting in order to satisfy the minimum Federal, state and local income tax withholding obligations.
          You agree that during your employment under this agreement and up through your Retirement Date or any earlier termination of employment and for 6 months thereafter you will not engage in the purchase or sale of Talbots common stock (including without limitation any “cashless exercise” of any stock options involving the sale of any Talbots common stock as part of such option exercise) during any trading window “blackout” or “quiet period” applicable to management employees (“Quiet Period”). You acknowledge that Talbots reserves the right to modify the Quiet Period from time to time in its sole and absolute discretion. Talbots will also provide you with notice of Quiet Periods and changes thereto at the time it provides such notice to Talbots management level employees. In addition, you agree to notify Talbots General Counsel prior to exercising any options or trading in Talbots common stock during the above period to ascertain whether such transaction would violate any Quiet Period covered by this paragraph.
          Effect on Existing Severance Arrangements. You and the Company acknowledge and agree that your separation from employment on your Retirement Date will for all purposes be deemed your voluntary resignation from employment with Talbots.
          This agreement constitutes the entire agreement between you and the Company with respect to the subject matter of this agreement and supersedes any and all prior representations, agreements, understandings, promises or arrangements between you and the Company whether written or oral concerning any of the subject matter hereof. Your rights during your continued employment and in connection with your separation from employment will be exclusively governed by this retirement agreement and you will not be entitled to severance pay or benefits under any other agreement, plan or arrangement. Without limiting the foregoing, this agreement expressly supersedes the Change in Control Agreement between you and Talbots dated November 11, 1993 and the Severance Agreement between you and Talbots dated August 6, 2007 (together, the “Prior Agreements”) and each of the Prior Agreements is hereby terminated and of no further force or effect.
          Nothing in this agreement will modify or otherwise limit any of your rights and benefits as they may exist under the written terms and conditions of any qualified, nonqualified or supplemental retirement, 401(k), savings or deferred compensation plans of the Company (excluding any severance or severance compensation plans).
          Termination of Employment Prior to Your January 16, 2010 Retirement Date. Should your employment end prior to your Retirement Date due to your voluntary resignation or due to your death or Disability, you will be entitled to (subject to any application of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)) and your rights will be limited to:
•	earned base salary up to your employment separation date;

•	continued base salary up to your January 16, 2010 Retirement Date;

•	accrued and unpaid benefits due and payable to you under plan terms up to your employment separation date;

•	continued participation (except in case of death), through COBRA or otherwise, on substantially the same terms and conditions as in effect for you (including any required employee contribution) immediately prior to such termination, in the medical and dental programs provided to you immediately prior to such termination or as subsequently modified, until the earlier of (i) January 16, 2010 or (ii) such time as you are eligible to be covered by comparable benefits of a subsequent employer (you agree to notify the Company promptly if and when you begin employment with another employer and if and when you become eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer);

•	benefits under the qualified pension plan, SERP, RSVP, DCP and SSP based on your service up to your employment separation date and subject to satisfaction of plan requirements; and

•	your equity awards will vest up to your employment separation date, on which date (a) any unvested outstanding restricted stock (including PARS) will terminate (unless your employment is terminated due to your death or Disability in which case your outstanding unvested restricted stock would continue to vest for 120 days following such employment separation date, on which date any unvested restricted stock would then terminate and

Talbots will be deemed to have exercised its repurchase option), and (b) any unvested outstanding options that you hold will terminate and you will have three (3) years from your employment separation date (or up to the original option expiration date, if earlier) to exercise your vested options.
          Should your employment be terminated by the Company for Cause (as defined below) prior to your Retirement Date, you will be entitled to (subject to any application of Code Section 409A) and your rights will be limited to:
•	earned base salary up to your employment separation date;

•	accrued and unpaid benefits due and payable to you under plan terms up to your employment separation date;

•	benefits under the qualified pension plan, SERP, RSVP, DCP and SSP based on your service up to your employment separation date and subject to satisfaction of plan requirements; and

•	your equity awards will be governed by the terms of the equity award agreements.
          “Cause” means (1) your material breach of your obligations under this retirement agreement (not cured within 45 days following notice), (2) your commission of fraud, a crime involving moral turpitude or a felony, or (3) your material breach of your confidentiality and non-solicitation covenants under this agreement.
          Restrictive Covenants. You agree that prior to and during the one year period following your Retirement Date, you will not directly or indirectly solicit, attempt to hire, or hire any employee of Talbots (or any person who may have been employed by Talbots during the last year of the term of your employment with Talbots) or actively assist in such hiring by any other person or business entity or encourage, induce or attempt to induce any such employee to terminate his or her employment with Talbots. You also agree not to make any statement, written or oral, prior to or in the one year period following your Retirement Date which materially disparages the reputation of the Company or its business.
          You also agree not to, prior to or following your Retirement Date, directly or indirectly, without the express prior written consent of Talbots, disclose or use any Confidential Information of Talbots. “Confidential Information” includes all information concerning Talbots or any parent, affiliate, employee, customer or supplier or other business associate of Talbots or any affiliate (including but not limited to any trade secrets or other confidential, proprietary or private matters), which has been or is received by you or is otherwise in your possession, and which is not known or generally available to the public.
          If you voluntarily resign prior to your Retirement Date, you will be subject to a non-compete obligation prohibiting you from working directly or indirectly for Ann Taylor, Chico’s FAS and Coldwater Creek for the period following your employment separation date up to January 16, 2010.
          Miscellaneous. During your continued employment with Talbots prior to your Retirement Date, you acknowledge and agree to maintain compliance with, at a minimum, Code Section 409A and all regulations and other guidance issued thereunder concerning working hours and employment service so that no separation from service under Code Section 409A shall at any time be deemed to have occurred during your continued employment with Talbots hereunder, as well as all minimum hour or working requirements under ERISA or under any qualified or nonqualified plan of Talbots in which you participate (including without limitation the qualified defined benefit pension plan and RSVP) as may be applicable for continued participation on a regular basis in any such plan. You also agree to abide by all Talbots policies applicable to

Talbots employees including without limitation the Code of Business Conduct and Ethics. You also agree to provide any signed certifications or subcertifications as may be reasonably requested by the Company in connection with the preparation of any SEC filings which cover any period during which you served as the chief financial officer of the Company.
          It is the intention of the parties that this agreement comply with Code Section 409A, and all regulations or other guidance issued thereunder, and this agreement and the payments of any benefits hereunder will be operated and administered accordingly. Specifically, but not by limitation, you agree that if, at the time of your termination of employment (as interpreted and understood within the meaning and guidance of Code Section 409A), Talbots is considered to be publicly traded and you are considered to be a specified employee, as defined in Code Section 409A (and as determined as of December 31 preceding such termination of employment, unless such termination of employment occurs prior to April 30, in which case the determination will be made as of the second preceding December 31), then some or all of such payments to be made under this agreement as a result of such termination of employment will be deferred for no more than 6 months following such termination of employment, if and to the extent the delay in such payments is necessary in order to comply with the requirements of Code Section 409A. Upon expiration of such 6 month period (or, if earlier, your death), any payments so withheld from you hereunder will be distributed to you, with a payment of interest thereon credited at a rate of prime plus 1% (with such prime rate to be determined as of the actual payment date).
          Talbots obligation to make the payments and provide the benefits to you set forth in this agreement is specifically conditioned upon and subject to your having delivered to Talbots, both at the time of your entering into this agreement as well as at the time of your Retirement Date or any earlier separation from employment, an executed full and unconditional release (that is no longer subject to revocation) of any and all claims against Talbots, its parent entities, affiliates, employee benefit plans and fiduciaries, and their respective officers, employees, directors, agents and representatives, satisfactory in form and content to Talbots legal counsel.
          While you continue in Talbots employment under this agreement, you will not be permitted to be employed by any other company. However, you will be permitted to serve as a director on the board of directors of any company (other than a women’s apparel company, except with the consent of the CEO) so long as your director responsibilities do not materially interfere with your responsibilities under this agreement.
          You agree that the Company may deduct from your payments and benefits due to you under this agreement such withholding taxes and similar governmental payments and charges as may be required.
          Effective upon relinquishing your officer responsibilities pursuant to this agreement, you hereby expressly resign from all officer, trustee, committee member and director positions with Talbots, including Talbots subsidiaries and its affiliates, foundation, and benefits plans and programs. Notwithstanding the foregoing and if requested by the Company, you agree to remain as an officer, Board member and Chairman of Talbots Classics National Bank for such period as may be reasonably required by the Company or any applicable policies, rules or regulations.
          This agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, assigns, executors, administrators, personal representatives, heirs and distributees). This agreement is personal in nature and your rights and obligations under this agreement shall not be assigned or transferred by you.

          This agreement may be modified only in a writing signed by both parties. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and to be wholly performed in that state without regard to its conflicts of laws, provisions or principles. No provision of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by both parties.
          Ed, if the foregoing accurately sets forth your understanding in connection with your retirement, kindly sign and return this letter agreement.

Sincerely, The Talbots, Inc.
By:	/s/ John Fiske, III
Duly Authorized

Agreed to and accepted:
/s/ Edward L. Larsen
Edward L. Larsen
December 7, 2008